Exhibit 10.4

AVERY DENNISON CORPORATION

PERFORMANCE UNIT AGREEMENT

THIS AGREEMENT, dated [Grant Date] (the “Grant Date”), is made by and between Avery Dennison Corporation, a Delaware corporation (the “Company”) and [Participant Name], an Employee (“Awardee”).

WHEREAS, the Committee or the Chief Executive Officer of the Company, in his capacity as a delegate of the Administrator in accordance with Section 12.6 of the Plan, has decided to grant an Award of Restricted Stock Units, in the form of performance units (“PUs” and the Award, the “PU Award”), provided for herein to Awardee under the terms of the Avery Dennison Corporation 2017 Incentive Award Plan (“Plan”).

NOW, THEREFORE, the Company and Awardee agree as follows:

ARTICLE 1 - DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1 PU Award

As of the Grant Date, the Company grants to Awardee a PU Award representing the right to receive [Number of shares granted] Shares in the future, assuming that the Company’s results at the end of the performance period described in Section 2.2 produce 100% of the target performance, subject to the terms and conditions set forth in this Agreement and the Plan. Each PU represents the right to receive one Share at 100% target performance. The PU Award shall be held on the books and records of the Company (or its designee) for Awardee’s PU account, but shall not represent an equity interest in the Company until such time as actual Shares, if any, are issued to Awardee. The PU Award shall vest and be settled in Shares as set forth in this Agreement and shall not earn Dividend Equivalents.

2.2 Performance Period

(a) No portion of the PU Award may be sold, pledged, assigned or transferred in any manner, other than (i) by will or the laws of descent and distribution or (ii) subject to the consent of the Administrator, pursuant to a DRO, unless and until such portion of the PU Award vests and the Shares are issued.  Awardee must be employed by the Company or one of its Subsidiaries from the Grant Date until the date that the PU Award vests, except as provided in this Section 2.2 and Sections 2.3 through 2.5.  The “Performance Period” shall begin on the first day of the fiscal year in which this PU Award is granted and end on the last day of the fiscal year in which the second anniversary of the date of such grant occurs (resulting in a three-year Performance Period). Except as provided in Sections 2.3 and 2.4, within sixty (60) days after the end of the Performance Period, the specific number of Shares to be issued to Awardee under the PU Award shall be determined based on the Company’s results during the Performance Period compared against the Performance Goals approved by the Administrator (as modified by any adjustment items approved by the Administrator and consistent with the Plan); provided that, notwithstanding anything to the contrary in the Plan or the Performance Goals, if the Total Shareholder Return (as defined below), as determined by the Administrator in its sole discretion, is less than 1.00, any payment based on the Performance Goals related to total shareholder return, whether absolute or relative to peer companies, shall in no event exceed the amount achieved based on 100% of

Employee RSU Agreement 5-31-17

target performance.  The Performance Goals will be communicated, directly or indirectly, to Awardee as soon as reasonably practical following their approval by the Administrator. For purposes of this Agreement, “Total Shareholder Return” shall equal (i) the sum of (A) the average closing share price of Common Stock for all trading days of the January following the last day of the Performance Period (or, if Common Stock is not traded on an established securities exchange, the Fair Market Value of a Share as of last day of the Performance Period (or, if earlier, any other applicable vesting date), and (B) the aggregate amount of all dividends paid (on a per Share basis) during the Performance Period (or the portion of the Performance Period ending on any applicable earlier vesting date), divided by (ii) the average closing share price of Common Stock for all trading days in January of the year of grant.

(b) Except as provided in Sections 2.3 through 2.5, the PU Award will vest on the last day of the Performance Period, subject to the Administrator’s certification of results of the Performance Goals after the end of the Performance Period.

(c) Subject to Section 2.2(b) and Sections 2.3 through 2.5 of this Agreement, if the PU Award has not vested by the time of Awardee’s Termination of Service, it shall be forfeited by Awardee.

2.3 Change of Control

In the event the PU Award is assumed or an equivalent Award is substituted in connection with a Change in Control, the PU Award will be subject to the terms and conditions of Section 13.2 of the Plan.

2.4 Death; Disability

If Awardee experiences a Termination of Service by reason of Awardee’s death or Disability occurring at least one year after the Grant Date, a prorated portion of the PU Award will vest as of the date of Termination of Service, such proration based on a prorated time-based formula starting with the beginning of the Performance Period through the end of month in which the Termination of Service occurs divided by the total months in the original Performance Period.

2.5 Retirement

If Awardee experiences a Termination of Service by reason of Awardee’s Retirement occurring at least one year after the Grant Date, a prorated portion of the PU Award will remain outstanding, such prorated portion based on a prorated time-based formula starting with the beginning of the Performance Period through the end of the month in which the Termination of Service occurs, divided by the total number of months in the Performance Period.  The prorated portion of the PU Award that remains outstanding will remain eligible to vest after the end of the Performance Period upon the Administrator’s certification of results based on the Company’s actual performance as determined under Section 2.2(a) and 3.1.

2.6 Adjustments in PU Award

Without limiting any other actions under Section 13.2 of the Plan, in the event of an Equity Restructuring, the Administrator shall make appropriate and equitable adjustments to the PU Award granted hereunder in accordance with Section 13.2(c) of the Plan.

ARTICLE 3 – ISSUANCE OF SHARES

3.1  Maturity Date

(a)        Subject to Sections 3.1(b) and 3.2 below, the Company shall issue via electronic transfer to Awardee’s brokerage account the number of Shares represented by the number of vested PUs (less Shares withheld to cover withholding taxes) as soon as practical following the vesting of same, but in no event later than two and one-half (2.5) months after the end of the calendar year in which the PUs vest. Except as contemplated pursuant to Section 2.3, the number of Shares to be issued will be calculated consistent with the Performance Goals and formula approved by the Administrator and disclosed to Awardee following approval thereof; provided that, upon a Termination of Service by reason of Awardee’s death or Disability occurring at least one year after the Grant Date, the number of Shares to be issued will equal 100% of the number of vested PUs.  Delivery of these Shares shall satisfy in full the Company’s obligations under this Agreement.  The Shares deliverable for the PU Award, or any part thereof, may be either previously authorized but unissued shares, treasury shares or shares purchased on the open market.  The Shares shall be fully paid and nonassessable. Awardee shall not have the rights of a shareholder with respect to this PU Award until the Shares, if any, are issued to Awardee.  If the Administrator determines that no Shares will be issued based on the Performance Goals and the approved formula, then the applicable PUs will be forfeited by Awardee as of the date of such determination.

(b)        Notwithstanding Section 3.1(a), if Awardee is determined at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed settlement of the PUs is required in order to avoid a prohibited distribution under Section 409A, such payment shall be made on the earlier of (i) the expiration of the six-month period measured from the date of Awardee’s “separation from service” (as defined in Section 409A) or (ii) the date of Awardee’s death. The determination of whether Awardee is a “specified employee” shall be made by the Company in accordance with the terms of Section 409A.

3.2  Conditions to Issuance of Shares

Without limiting any conditions set forth in Section 11.4 of the Plan, the issuance of Shares is subject to the following conditions:

(a) The receipt by the Company of full payment or withholding for all related taxes in accordance with the Plan.  Awardee shall be liable for any and all taxes, including withholding taxes, arising out of this PU Award or the vesting or settlement of the PU Award hereunder.  Subject to the terms and conditions of Section 11.2 of the Plan, the Company may elect to withhold Shares deliverable under the PU Award to satisfy such tax obligation or take any other actions permitted pursuant to Section 11.2 of the Plan; and

(b) Awardee shall establish an equity account with a broker designated by the Company so that the Shares from vested PUs (after withholding for applicable taxes) may be electronically transferred to Awardee’s account.

ARTICLE 4 – MISCELLANEOUS

4.1 Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2 Administration / Compensation Recovery

The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules and procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules and procedures. Nothing in the Plan or in this Agreement confers upon Awardee any right to continue as an employee for the Company or any of its Subsidiaries or interferes with or restricts in any way the rights of the Company or any of its Subsidiaries under Section 4.4 of the Plan.

Without limiting Section 11.5 of the Plan, in the case of fraud or other intentional misconduct on the part of Awardee (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary, including, without limitation, any clawback policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder (including, without limitation, any listing rules or standards resulting therefrom)) that necessitates a restatement of the Company’s or any Subsidiary’s financial results (including, without limitation, any accounting restatement due to the material noncompliance with any financial reporting requirement), Awardee will be required to reimburse the Company or a Subsidiary for incentive compensation issued to Awardee under the Plan (including, without limitation, the PU Award and any Shares issued to Awardee under the PU Award) in excess of the amount that would have been issued to Awardee based on the restated financial results, as determined by the Company or any Subsidiary pursuant to any applicable clawback policy or otherwise.

4.3 Section 409A

The PU Award granted hereunder is intended to be exempt from or comply in all respects with Section 409A, and this Agreement shall be interpreted accordingly.  However, in the event that following the Grant Date the Administrator determines that the PU Award may be subject to Section 409A, the Administrator may (but is not obligated to), without Awardee’s consent, adopt such amendments to the Plan and this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the PU Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the PU Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of the PU Award under Section 409A or otherwise. The Company shall have no obligation to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to the PU Award and shall have no liability to Awardee or any other person if the PU Award is determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A. No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Awardee or any other individual to the Company or any of its affiliates, employees or agents.

4.4 Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  Titles are provided in this Agreement for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties.

Awardee	Avery Dennison Corporation

[Signed Electronically]	By:	/s/ Mitchell R. Butier
President & Chief Executive Officer

Acceptance Date: [Acceptance Date]